Exhibit 10. 25

[Letterhead of Cystic Fibrosis

Foundation Therapeutics, Inc.]

September 25, 2003

A. Bruce Montgomery, M.D.

President and CEO

Corus Pharma, Inc.

2025 1st Avenue, Suite 800

Seattle, WA 98121

Project:	“Aztreonam Solution for Inhalation (ASI)”
Project Period:	September 1, 2003 – August 31, 2005
Budget Period Award:	$1,000,000 in milestones
Account Number:	CORUSP02WO
Sponsoring Institution:	Corus Pharma, Inc. (“Corus”)

Dear Dr. Montgomery:

We are pleased to inform you that support for the above-referenced project has been approved for funding for the amount and time period indicated. It is required that the awardee provide matching funds for the referenced project. This award is being made by Cystic Fibrosis Foundation Therapeutics, Inc. (CFFT), a non-profit affiliate of the Cystic Fibrosis Foundation that administers clinical research, therapeutics development and drug discovery awards. This award is contingent upon the availability of funds and is subject to the conditions and policies of CFFT as follows:

•	Corus agrees to provide CFFT with a written document every three months, detailing progress toward achieving the milestones agreed upon by CFFT and Corus. CFFT reserves the right to terminate the grant at any time. If the grant is terminated, and if FDA marketing approval of ASI (“Approval”) subsequently occurs, Corus shall repay to CFFT the portion of the award disbursed to Corus at the time of termination, in two (2) equal payments: fifty percent (50%) within sixty (60) days of the first anniversary of Approval; and fifty percent (50%) within sixty (60) days of the second anniversary of Approval. The following paragraphs indicated by bullet points shall not be applicable if the grant has been terminated by CFFT pursuant to this paragraph.

•	If Approval occurs, Corus will reimburse CFFT for the full amount of the award principal ($1,000,000.00). Payment will be made within sixty (60) days after Approval.

•	In addition, Corus shall pay to CFFT an additional amount equal to a multiple of the award based on the multiple listed in this paragraph. The additional amount shall be paid in two halves, the first half to be paid within sixty (60) days after the first anniversary of Approval, and the remainder within sixty (60) days after the second anniversary of Approval. The multiple shall be based on the time from the first payment by CFFT to Corus (“First Payment”) until Approval: 2X (i.e. $2,000,000.00), if Approval is obtained prior to the fifth anniversary of the First Payment; and 3X (i.e. $3,000,000) if Approval is obtained on or after such fifth (5th) anniversary.

A. Bruce Montgomery, M.D.

September 25, 2003

•	If all of the milestones are satisfied, and Corus or any direct or indirect Corus transferee does not take ASI to NDA submission or to market by the third (3rd) anniversary of completion of milestone requirements, the awardee shall refund to CFFT the amount of this award in five (5) equal annual installments beginning within sixty (60) days of such third (3rd) anniversary, and within sixty (60) days of each of the four (4) anniversary dates thereafter; provided that, such three year period and the corresponding payment due dates shall be extended for any period beyond such third (3rd) anniversary date during which, despite Corus’ or its transferee’s good faith efforts, ASI has not yet satisfied the requirements for Approval; and further provided that, if Approval is granted after the third (3rd) anniversary of completion of milestone requirements (as so extended), the payments provided for in this paragraph shall terminate, and the payments provided for in the preceding two paragraphs of this letter shall be made except that they shall be reduced in the order thereof by any payments made under this paragraph.

•	In addition, Corus agrees to utilize the CFFT constituted Drug Safety Monitoring Board (DSMB) for all clinical related U.S. trials in a manner mutually agreeable to CFFT, DSMB, and Corus.

Your acceptance of this award signifies Corus’ concurrence with these terms and conditions. Please note that funds provided by CFFT or funds used to match the CFFT award may not be used for foreign travel. Travel outside of the North American Continent is considered foreign travel under CF Foundation policies. However, CFFT recognizes that Corus employees may be required to travel outside North America for the successful completion of this program and are permitted to do so provided that funding for such travel meets the requirements of this paragraph.

The milestones, which are to be mutually acceptable and defined at time of award, are as follows:

•	Milestone 1 - $500,000 upon database lock of the Phase Ib clinical trial

•	Milestone 2 - $500,000 - last patient enrolled in the Phase II study

Please note that CFFT will not accept an application for another category of award support for the work encompassed in this award until completion of this award.

Funding of your award will be upon completion of milestones as outlined above to Corus.

Please let us know within 30 days whether you plan to accept CFFT award by signing and returning this letter to the Office of Grant and Contracts Management, Cystic Fibrosis Foundation, 6931 Arlington Road, Bethesda, MD 20814. This award offer expires 60 days from the date of this letter.

A. Bruce Montgomery, M.D.

September 25, 2003

If you have any question or comments concerning this award, please contact the Office of Grants and Contracts Management at (301) 951-4422. Best wishes for a productive and rewarding year as a Cystic Fibrosis Foundation Therapeutics, Inc. awardee.

Sincerely yours,

/s/ Robert J. Beall, Ph.D.	/s/ Preston W. Campbell, III, M.D.
Robert J. Beall, Ph.D.	Preston W. Campbell, III, M.D.
President and CEO	Executive Vice President for Medical Affairs

ACKNOWLEDGED AND AGREED TO:

/s/ A. Bruce Montgomery, M.D.	10/5/03
A. Bruce Montgomery, M.D.	Date
CEO

/s/ Jonathan P. Mow	10/5/03
Jonathan P. Mow	Date
VP, Commercial and Business Development